UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 29, 2012

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100 Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code): 770-779-3900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2012, the Compensation Committee of the Board of Directors of PRGX Global, Inc. (the “Company”) established the material terms for the 2012 performance bonus plan in which the Company’s principal executive officer, principal financial officer and its other named executive officers will participate. The material terms of the 2012 bonus plan are as follows:

•

The overall bonus pool under the 2012 bonus plan will be established based on the Company’s achieving a percentage of the target level of adjusted EBITDA established by the Compensation Committee for 2012. No amounts will be contributed to the bonus pool and no bonuses will be paid under the 2012 bonus plan unless the Company achieves a minimum level of adjusted EBITDA for 2012.

•

The target and maximum bonus amounts for each named executive officer under the 2012 bonus plan are established in accordance with the officer’s current employment arrangement. The target and maximum bonus amounts for each named executive officer are 50% and 100% of the officer’s base salary, respectively, except for the Chief Executive Officer whose target and maximum bonus amounts are 100% and 200% of his base salary, respectively.

•

Actual bonus payments to named executive officers under the 2012 bonus plan will be based (a) on the size of the overall bonus pool established as described above, (b) for the Company’s CEO and all named executive officers other than the Company’s Senior Vice President responsible for the Company’s Recovery Audit – Americas operations (“RA-Americas”), 35% on the Company’s 2012 revenue performance, 35% on the Company’s adjusted EBITDA performance, and 30% on the achievement of individual performance objectives approved by the Compensation Committee, and (c) for the Company’s Senior Vice President RA-Americas, 15% on the RA-Americas 2012 revenue performance, 15% on the RA-Americas 2012 adjusted EBITDA performance, 20% on growth of 2012 revenue at existing RA-Americas clients, 20% on 2012 revenue from new RA-Americas clients, and 30% on the achievement of individual performance objectives approved by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums Senior Vice President, Secretary and General Counsel

Dated: March 6, 2012